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                                                                    Exhibit 5.1

                           NISHITH DESAI ASSOCIATES
                       Legal & Tax Counseling Worldwide

                                 Mumbai Office

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
           93-B Mittal Court      220 California Ave.
           Nariman Point          Suite 201
           Mumbai 400 021 India   Palo Alto, CA 94306, USA
           Tel: 91 (22) 282 0609  Tel: 650-325-7100
           Fax: 91 (22) 287 5792  Fax: 650-325-7300
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                                                                   Ref: Opinion

October 11, 2000

Wipro Limited
Doddakannelli
Sarjapur Road
Bangalore, Karnataka 560 035 India

  RE: WIPRO LIMITED'S REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen:

  We have acted as your counsel in connection with the registration, offering and sale under the Securities Act of 1933, as amended, of up to 3,162,500 equity shares (including up to 412,500 equity shares that the underwriters have the option to purchase to cover over-allotments, if any), par value Rs. 2 per share (the "Shares") of Wipro Limited, a company with limited liability incorporated in the Republic of India (the "Company"). Each of the Shares being so registered is represented by one American Depositary Share. We have examined the registration statement on Form F-1 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission on October 11, 2000 for the purpose of registering the Shares. The Shares are to be sold to the underwriters for resale to the public in a form evidenced by American Depositary Receipts, to be issued by the Depositary, all as described and defined in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto (the "Underwriting Agreement"). As your counsel, we have also examined, under Indian law, the proceedings proposed to be taken in connection with such offering and sale of the Shares.

  Strictly limited to Indian law, it is our opinion that the Shares to be sold by the Company in the offering pursuant to the Underwriting Agreement have been duly authorized and validly issued and are fully paid and non-assessable (i.e. there is no pre-existing right or encumbrance over the equity shares of the Company represented by the ADSs).

  We hereby confirm to you that subject to the assumptions and limitations set forth therein, the statements set forth under the caption "Taxation--Indian Taxation" in the prospectus included in the Registration Statement constitute our opinion with respect to the Indian income tax consequences of the acquisition, ownership and disposition of the Shares and the American Depositary Shares representing such Shares.

  We consent to the reference to our firm under the captions "Validity of Securities," "Taxation--Indian Taxation," "Legal Matters," and "Enforcement of Civil Liabilities" in the prospectus included as a part of the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                          Sincerely yours,

                                          /s/ Nishith Desai Associates

                                          Nishith Desai Associates